CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of Community Bancorp. of our report dated March 20, 2017 with respect to the consolidated financial statements included in the 2016 Annual Report to Shareholders of Community Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-160875 and No. 333-214340) pertaining to the Community Bancorp Dividend Reinvestment Plan and in the Registration Statement (Form S-8 No. 333-133631 and No. 333-212977) pertaining to the Community Bancorp Retirement Savings Plan of our report dated March 20, 2017, with respect to the consolidated financial statements, incorporated therein by reference, of Community Bancorp. included in the Annual Report (Form 10-K) for the year ended December 31, 2016.

Portland, Maine
March 20, 2017
Vermont Registration No. 92-0000278